Exhibit 10.35

Executive Compensation Plan

First Edition
November 4, 2004

ADA-ES, Inc.

Table of Contents

A. EXECUTIVE APPLICABILITY & ELIGIBILITY	3

B. COMPENSATION PHILOSOPHY	3

C. ELEMENTS OF EXECUTIVE PAY	4

Base Salary (Cash)	4
Short and Long Term Incentives	4
Equity Awards	5
Severance Pay	5
Recapture Incentive	5
Executive Stock Ownership	5

D. PROFIT SHARING POOL	6

E. INTERRUPTION OF EMPLOYMENT	6

Retirement, Disability, Leave of Absence and Death	6
Termination	6

F. CHANGE IN CONTROL	6

G. PLAN DURATION, CHANGES & OTHER	7

H. APPENDIX	9

Executive Compensation Plan Acknowledgement Receipt and Beneficiary Form	9

ADA-ES, Inc.

A.    EXECUTIVE APPLICABILITY & ELIGIBILITY

This Executive Compensation Plan applies to the Executive Team, which includes the President/Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President of Contract Research and Development and the Vice President of Sales, and may include other future executive officers of the company.

Executives become eligible to participate in this plan after completing 12 months of continuous service with ADA-ES. This may be modified based on Board of Directors approval.

B.    COMPENSATION PHILOSOPHY

The ADA-ES compensation philosophy is designed to support our goals in creating a reputation that can be leveraged to build our business and reward stockholders, executives and employees.

The business goals include:

o	Creating a steady stream of new and profitable products
o	Developing sustainable, return business,
o	Becoming the first company called for pollution control jobs,
o	Becoming a household name in the utility industry, and
o	Ensuring a reputation for outstanding service and value to customers.

Compensation goals include:

o	Linking the interests of shareholders with the interests of executives.
o	Maintaining a reliable link to the market.
o	Giving the organization access to quality candidates.
o	Providing pay recognition for executives as a result of business success.

Performance Considerations:

Business, and related compensation decisions will be based on these considerations:

Leveraged Reputation Goal	Quantitative/Qualitative Performance Metric
Creating a steady stream of new	Product Performance and Effectiveness
and profitable products and chemicals,

Developing sustainable, return business	Reported Revenue & Net Income

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ADA-ES, Inc.

Leveraged Reputation Goal	Quantitative/Qualitative Performance Metric
Becoming the first company called	Utility Industry and Sorbent Industry
for pollution control jobs	Market Share

Recognized leader for the products and	Government, Industry Partner and
services we supply in the utility industry	Customer Relations

Ensuring a reputation for outstanding	Customer Satisfaction
service and value to customers

C.   ELEMENTS OF EXECUTIVE PAY

Base Salary (Cash)

Base salary is defined as ongoing, cash compensation paid bi-weekly based on such factors as job responsibilities, external competitiveness, and the individual’s experience and performance. (See also the ADA-ES Employee Handbook.) Pay Ranges will be set based on the local market for similar position, with consideration given to national rates of pay. ADA-ES will attempt to ensure middle market pay for solid performers and consider higher levels of pay for outstanding performers. ADA-ES does not intend to be a market leader in base compensation.

Short and Long Term Incentives

Annual incentives are designed to motivate the management team to achieve critical short-term goals, typically one to two years, which are expected to contribute to the long-term health and value of the organization. Incentives may be paid in cash or equity as determined by the Board. It is expected that in the early years of the plan, payment will be primarily in stock, either through options or restricted shares.

Incentive amounts will be set based on organization level and market practices. The plan will focus on specific business objectives set at the beginning of each year. Objectives will be those quantitative metrics, such as revenue, income, or market share, which management and the Board determine are most important to the short and long term health and value of the organization.

From time to time the Board may feel it necessary to recognize exemplary performance of any executive with a cash award. Exemplary performance will be performance that the Board determines to have required significant effort and commitment and is determined to have had a significant positive impact on the current or future performance of the organization.

Annual incentives, if any, are approved for payment by the Compensation Committee/Board of Directors and are planned for payment by February 28th of the calendar year following the incentive period. Incentives are subject to payroll taxes. These incentives can be deferred and can be paid to a designated beneficiary (see Section E).

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ADA-ES, Inc.

Equity Awards

The use of equity payments is intended to link short term success to long term performance and decision making, and to align management and shareholder interests. Payments may be made in restricted shares or options, as determined by the Board, considering accounting and regulatory restrictions, and the financial condition of the company.

Restricted shares, or options, awarded in the near term will increase or decrease in value based on the performance of the company over time. Such holdings are personal investments in the company since the awards might otherwise have been paid in cash. Executives will be compelled to make decisions which are in the long term best interest of shareholders in order to preserve the initial investment and to create opportunities for growth of share value until such time as restrictions expire or options vest. Options will be awarded with provisions for accelerated vesting following outstanding performance years.

Executive Stock Ownership requirements (discussed below) will strengthen the management — shareholder alignment. Unrestricted shares or vested options generally can only be sold after ownership requirements are satisfied and only to the extent that the remaining holdings continue to meet the ownership requirement.

Severance Pay

There is no severance pay policy for any executive.

Recapture Incentive

In the event of a restatement of income, any over-payments made to executives may be reclaimed at the discretion of the Board of Directors.

Executive Stock Ownership

Executives are required to own a number of shares of stock equal to a value of at least one (1) times the annual base salary as a condition of continued employment with ADA-ES. Executives shall have five (5) years from the date this program is adopted to accomplish this level of ownership. Ownership will be calculated considering holdings of restricted stock, whether or not the restrictions have expired, private holdings, and shares held in retirement accounts. Holding of options also will be considered in the ownership calculation by adding the value of the spread of in-the-money options to the total value of other holdings.

After ownership requirements have been met, executives may sell unrestricted stock they have owned for a period greater than 12 months, and may not exercise vested stock options and sell shares to pay for the exercise price and withholding tax, except as otherwise provided for in the underlying stock option agreement. Any sale of stock options or shares of stock must be announced at least 30 days in advance or be engaged in a pre-announced program sale in compliance with federal securities laws. Executives leaving the company are required to hold their stock in the company for at least 6-months after leaving the company.

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ADA-ES, Inc.

D.   PROFIT SHARING POOL

Executives may also be eligible to participate in the company’s profit sharing pool. See the current ADA-ES Profit Sharing Plan document.

E.    INTERRUPTION OF EMPLOYMENT

Retirement, Disability, Leave of Absence and Death

If an executive’s employment with the Corporation is suspended or terminates during an Incentive period because of retirement, disability or death, or if the employee takes any approved leave of absence as described in the ADA-ES Employee Handbook, the executive, or the executive’s designated beneficiary* in the case of the employee’s death, shall be entitled to a prorated incentive payment. The prorated payment shall be determined at the end of the incentive period. Such prorated award shall be determined by multiplying the incentive to which the executive would otherwise have been entitled by a fraction – the numerator of which is the number of months the executive was employed during the incentive period and the denominator of which is the total number of calendar months in the incentive period. Awards may also be deferred as requested by the executive (or the executive’s beneficiary* in the case of the employee’s death) once approved by the Compensation Committee/Board of Directors.

* Note: The Executive must complete an Executive Compensation Plan Beneficiary Form (See Section H: Appendix.

Termination

If an executive’s employment with the Corporation terminates during an incentive period for any reason other than retirement, disability or death, the award for that incentive period shall be forfeited on the date of such termination. However, the Board, at its sole discretion, may determine that the executive may be entitled to a prorated incentive payment.

F.   CHANGE IN CONTROL

Upon, or in reasonable anticipation of, a change in control of the Corporation:

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ADA-ES, Inc.

1.

Approved incentive compensation awards may be made for the incentive period during which the change in control occurs, and then paid immediately to a trustee on such terms as the Chief Financial Officer or his/her successor shall deem appropriate (including such terms as are appropriate to cause such payment, if possible, not to be a taxable event to the executive). Terms of dispersal may be written and provided by the Chief Financial Officer or his/her successor to the executives affected. The terms outlined enable the incentive compensation awards to be paid to executives either not later than the end of the first calendar quarter following the end of the calendar year to which the incentive compensation awards relate, or on a deferred basis in accordance with the elections of the executives affected as to the timing of the receipt of incentive compensation awards for such period.

2.

Executives who are eligible to receive an incentive compensation award for the incentive period in which a change in control occurs may be eligible to receive incentive compensation awards for the incentive plan year following the change in control.

Guidelines for determining the amount of the incentive compensation award payable to each executive will include:

o

One-half of the maximum incentive compensation award payable (reduced as deemed appropriate by the Compensation Committee and approved by the Board of Directors, if applicable) to the executive if the change in control occurs during the first six months of the calendar year; or

o

The full maximum incentive compensation award payable (reduced as deemed appropriate by the Compensation Committee and approved by the Board of Directors, if applicable) to the executive if the change in control occurs during the second six months of the calendar year.

3.

All deferred amounts may be paid immediately to a trustee on such terms as the Chief Financial Officer or his/her successor deem appropriate, including such terms as are appropriate to cause such payment, if possible, not to be a taxable event to the executive. Terms of dispersal may be written and provided to the executives affected by the Chief Financial Office or his/her successor in order to give effect to the elections of the executives with respect to the timing of the receipt of any deferred amounts.

G.   PLAN DURATION, CHANGES & OTHER

This plan may be revised, reviewed or eliminated at the discretion of the Board of Directors at any time without notice. Only the Board of Directors has the ability to make any changes or verbal commitments regarding the plan.

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ADA-ES, Inc.

The information in this document does not constitute a guarantee of work, job status or employment for any period of time. Employment is at will and either the executive or the company may terminate the relationship at any time. This document is not intended to create a contract of employment express or implied.

This plan supersedes all previous plan documents.

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ADA-ES, Inc.

H.   APPENDIX

Executive Compensation Plan Acknowledgement Receipt and Beneficiary Form

Executive Name: _______________________________________

Executive Title: ________________________________________

Social Security Number __________________________________

I acknowledge receipt of the ADA-ES Executive Compensation Plan, commencing for me on (date to be inserted here). Related to compensation as outlined in the Plan, I further designate my beneficiary(ies) as shown below:

Beneficiary Name	Relationship to Executive	Annual Incentive/ Long Term Incentive/ All	% Proceeds

Executive Signature	Date

Print Name

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